Exhibit 10.24

ELOXX PHARMACEUTICALS, INC. AMENDMENT TO 2018 EQUITY INCENTIVE PLAN

This Amendment to 2018 Equity Incentive Plan (this “Amendment”) is made effective as of this 19th day of September, 2025 (the “Effective Date”).

Whereas, the Board of Directors (the “Board”) and the stockholders (the “Stockholders”) of ELOXX PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), have previously approved and adopted the Eloxx Pharmaceuticals, Inc. 2018 Equity Incentive Plan, as adopted by the Board of Directors on March 12, 2018 and approved by the stockholders on March 26, 2018 (the “Plan”); and

Whereas, the Board has approved an amendment to the Plan, as provided herein.

Whereas, the Board intends to seek stockholder approval for this Amendment as soon as practicable.

Now, Therefore, the Plan is hereby amended as follows:

1.
AMENDMENT TO SECTION 3(a). As of the Effective Date, Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:
2.
“Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed 20,000,000 shares (the “Share Reserve”); provided that the Share Reserve will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1st of the year following the year in which the Effective Date occurs and ending on (and including) January 1, 2028, in an amount equal to 5% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year. Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.”

3.
AMENDMENT TO SECTION 3(c). As of the Effective Date, Section 3(c) of the Plan is hereby deleted in its entirety and replaced with the following:

“Subject to the Share Reserve, and Section 9(a) relating to Capitalization Adjustments and notwithstanding any other provision of this Section 3, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 30,000,000

Common Stock.”

shares of

4.
CONSTRUCTION. Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Plan and the Stock Award Agreements. The terms of this Amendment amend and modify the Plan the Stock Award Agreements as if fully set forth therein. If there is any conflict between the terms, conditions and obligations of this Amendment and the Plan or the Stock Award Agreements, this Amendment’s terms, conditions and obligations shall control. All other provisions of the Plan and the Stock Award Agreements not specifically modified by this Amendment are preserved.

In Witness Whereof, this Amendment to 2018 Equity Incentive Plan is made effective as of the date first set forth above.

THE COMPANY:

Eloxx Pharmaceuticals, Inc.

By: /s/ Sumit Aggarwal Name: Sumit Aggarwal

Title: Chief Executive Officer and President

Signature Page to

Amendment to 2018 Equity Incentive Plan